Astoria Financial Corporation Reports Third Quarter Earnings Per Common Share Of $0.15

Quarterly Cash Dividend of $0.04 Per Common Share Declared

LAKE SUCCESS, N.Y., Oct. 16, 2013 /PRNewswire/ -- Astoria Financial Corporation (NYSE: AF) ("Astoria", the "Company"), the holding company for Astoria Federal Savings and Loan Association ("Astoria Federal"), today reported net income available to common shareholders of $14.7 million, or $0.15 diluted earnings per common share ("diluted EPS"), for the quarter ended September 30, 2013, increases of 10% and 7%, respectively, compared to net income available to common shareholders of $13.4 million, or $0.14 diluted EPS, for the quarter ended September 30, 2012. For the nine months ended September 30, 2013, net income available to common shareholders totaled $41.4 million, or $0.42 diluted EPS, compared to $36.2 million, or $0.38 diluted EPS, for the comparable 2012 period. Included in the 2013 nine month results is a $4.3 million prepayment charge ($2.8 million, or $0.03 per common share, after tax) for the early extinguishment of debt during the 2013 second quarter in connection with the redemption of $125 million of capital securities. Included in the 2012 nine months results are net charges totaling $3.4 million ($2.2 million, or $0.02 per common share, after-tax), reported in the 2012 first quarter, representing severance related expenses associated with cost control initiatives implemented in the 2012 first quarter, and a $1.2 million ($785,000, or $0.01 per common share, after tax) charge related to the early extinguishment of debt in the 2012 third quarter.

Nine Month Financial Highlights
Loan Portfolio Shift Continues:

  Multifamily/commercial real estate ("MF/CRE") loan originations totaled $1.2 billion.
  MF/CRE loans continue to become a larger percentage of the loan portfolio, increasing to 32% of total loans at September 30, 2013 from 24% at December 31, 2012.
  At September 30, 2013, the MF/CRE pipeline totaled $352.3 million.

Business Banking:

  Business deposits increased 41% from December 31, 2012 to $689.6 million at September 30, 2013.
  Opened a business banking office in Manhattan during the third quarter.

Restructured Borrowings:

  Restructured $200 million of borrowed funds during the 2013 third quarter reducing their weighted average cost by 115 basis points while extending their average term by approximately 3 years.
  Restructured a total of $1.4 billion of higher-cost borrowings year-to-date resulting in an expected annual interest expense savings of approximately $12.7 million.

Net Interest Margin:

  For the quarter ended September 30, 2013, the net interest margin increased to 2.28% from 2.22% for the previous quarter and 2.09% for the 2012 third quarter.
  For the nine months ended September 30, 2013, the net interest margin increased to 2.23% from 2.15% for the 2012 comparable period.

Operating Expense Improvement:

  Year over year decline in operating expenses achieved through cost control initiatives implemented in 2012, resulting in lower compensation and benefits expense, primarily pension related, coupled with lower FDIC insurance premium expense and other expenses.

Monte N. Redman, President and Chief Executive Officer of Astoria, commenting on the 2013 third quarter stated, "We are pleased with the results that we have reported today. We continue to position the Company for future success as the interest rate environment becomes less challenging. During the quarter, we started to see some light at the end of the tunnel with respect to interest rates as the longer end of the yield curve moved higher which we believe should begin to make our residential adjustable rate hybrid ARMs more desirable to our customers."

Mr. Redman added, "During the quarter, we continued to make great strides in diversifying the balance sheet. Our MF/CRE loan portfolio continued to grow and now represents 32% of our total loan portfolio. The pipeline at the end of September remains robust, positioning us as a leading originator of MF/CRE loans in the New York metropolitan area and on target to originate MF/CRE loans for the full-year 2013 at approximately the same levels as 2012. On the liability side of the balance sheet, our aggressive approach to business banking continues to reap rewards. Business banking provides us with low-cost core deposits which now make up a greater share of total deposits, as well as higher yielding business loans. Year to date through September 30, 2013, business banking deposits have grown by 41%. Business loans originated through business banking relationships, including mortgage loans included with our MF/CRE mortgage loan portfolio and lines of credit extended, are up 166% for the nine months ended September 30, 2013 compared to the 2012 comparable period. During the third quarter we opened our first business banking office in midtown Manhattan and continue to look for other prime locations to open our first branch in Manhattan, from which to better serve, and build, our business banking operations."

Board Declares Quarterly Cash Dividend of $0.04 Per Share
The Board of Directors of the Company, at its October 16, 2013 meeting, declared a quarterly cash dividend of $0.04 per common share. The dividend is payable on December 2, 2013 to shareholders of record as of November 15, 2013. This is the seventy-fourth consecutive quarterly cash dividend declared by the Company.

Restructured Borrowings
During the 2013 third quarter, the Company restructured $200 million of higher cost borrowings, reducing their weighted average cost by 115 basis points and extending their average term by approximately 3 years, resulting in an expected annual interest expense savings of approximately $2.3 million. For the nine months ended September 30, 2013, the Company has restructured a total of $1.4 billion of borrowings resulting in an expected annual interest expense savings of approximately $12.7 million. The Company did not incur any charges or other costs in connection with these restructurings.

Third Quarter and Nine Month Earnings Summary
Net interest income for the quarter ended September 30, 2013 totaled $86.2 million compared to $84.9 million for the previous quarter and $86.0 million for the 2012 third quarter. The net interest margin for the quarter ended September 30, 2013 increased to 2.28% from 2.22% for the previous quarter and 2.09% for the 2012 third quarter. For the nine months ended September 30, 2013, net interest income totaled $255.1 million, compared to $260.9 million for the comparable 2012 period, and the net interest margin increased to 2.23% for the nine months ended September 30, 2013 from 2.15% for the nine months ended September 30, 2012.

For the quarter ended September 30, 2013, a $2.5 million provision for loan losses was recorded compared to $4.5 million for the previous quarter and $9.5 million for the 2012 third quarter. For the nine months ended September 30, 2013, the provision for loan losses totaled $16.2 million compared to $29.5 million for the comparable 2012 period. "The decline in the provision is a reflection of the continued improvement in our asset quality metrics, as well as the contraction of the overall loan portfolio. The allowance for loan losses coverage ratio to the total loan portfolio remains strong at 1.14%, slightly higher than the 1.10% at December 31, 2012," Mr. Redman commented.

Non-interest income for the quarter ended September 30, 2013 totaled $15.3 million compared to $16.6 million for the 2012 third quarter. The decrease from the 2012 third quarter is due primarily to decreases in customer service fees and income from bank owned life insurance. Non-interest income for the nine months ended September 30, 2013 increased slightly to $52.2 million compared to $51.6 million for the comparable 2012 period. This increase is primarily due to an increase in mortgage banking income, net, substantially offset by lower customer service fees, income from bank owned life insurance and gain on sales of securities.

General and administrative ("G&A") expense for the quarter ended September 30, 2013 totaled $72.5 million compared to $74.4 million for the previous quarter and $72.6 million for the 2012 third quarter. The decrease from the previous quarter is primarily due to a decrease in extinguishment of debt expense relating to the early redemption of capital securities in the 2013 second quarter, partially offset by an increase in other expense. The slight decrease from the 2012 third quarter is due to the decline in FDIC insurance premiums expense and the lack of any extinguishment of debt expenses in the 2013 quarter, substantially offset by increases in compensation and benefits expense and other expense. For the nine months ended September 30, 2013, G&A expense decreased $8.4 million, or 4%, to $218.5 million from $226.9 million for the 2012 comparable period. This decrease is primarily due to decreases in FDIC insurance premium expense, compensation and benefits expense, and other expense which were partially offset by increases in occupancy, equipment and systems expense and extinguishment of debt expense.

Balance Sheet Summary
Total assets decreased $79.0 million and $474.6 million, from June 30, 2013 and December 31, 2012, respectively, and totaled $16.0 billion at September 30, 2013. The declines were primarily due to decreases in the loan portfolio, partially offset by increases in the securities portfolio. The loan portfolio decreased $127.5 million and $682.4 million from June 30, 2013 and December 31, 2012, respectively, and totaled $12.5 billion at September 30, 2013.

The residential (one-to-four family) loan portfolio totaled $8.3 billion at September 30, 2013 compared to $8.6 billion at June 30, 2013 and $9.7 billion at December 31, 2012. The declines were primarily due to the pace of residential loan prepayments exceeding the pace of residential loan originations due to historic low interest rates for 30-year fixed rate conforming loans, which we do not generally retain for our portfolio, thereby making such loans a more attractive alternative for borrowers than the hybrid ARM loan product that we retain for our portfolio. For the quarter and nine months ended September 30, 2013, residential loan originations for portfolio totaled $370.0 million and $837.8 million, respectively, compared to $513.3 million and $2.3 billion, respectively, for the comparable 2012 periods. The weighted average loan-to-value ratios of the residential loan production for portfolio were approximately 70% and 65% at origination for the quarter and nine months ended September 30, 2013, respectively, and the loan amounts averaged approximately $668,000 and $720,000, respectively. Residential loan prepayments for the quarter and nine months ended September 30, 2013 totaled $598.4 million and $1.9 billion, respectively, compared to $692.2 million and $2.3 billion, respectively, for the comparable 2012 periods.

The MF/CRE loan portfolio increased $213.3 million, or 6%, from June 30, 2013 and $760.2 million, or 24%, from December 31, 2012 to $3.9 billion at September 30, 2013, and represents 32% of the total loan portfolio. For the quarter and nine months ended September 30, 2013, MF/CRE loan originations totaled $353.2 million and $1.2 billion, respectively, compared to $333.9 million and $1.2 billion, respectively, for the 2012 comparable periods. The 2013 quarter and nine months ended September 30, 2013 MF/CRE loans were originated with weighted average loan-to-value ratios of approximately 42% and 46%, respectively, weighted average debt coverage ratios of approximately 1.76% for both periods, and loan balances averaging approximately $2.3 million and $2.6 million, respectively. MF/CRE loan prepayments for the quarter and nine months ended September 30, 2013 totaled $112.5 million and $370.3 million, respectively, compared to $177.8 million and $544.2 million for the comparable 2012 periods. At September 30, 2013, the MF/CRE pipeline totaled $352.3 million.

Deposits decreased $185.0 million and $383.6 million, respectively, from June 30, 2013 and December 31, 2012, respectively, to $10.1 billion at September 30, 2013. The decreases were primarily due to decreases in higher cost certificates of deposit ("CDs"), partially offset by an increase in lower cost core deposits since December. Core deposits totaled $6.6 billion, or 66% of total deposits, and had a weighted average rate of 10 basis points at September 30, 2013, compared to 62% of total deposits at December 31, 2012. CDs, which totaled $3.5 billion at September 30, 2013, or 34% of total deposits, declined 13% from December 31, 2012. At September 30, 2013, total deposits include business deposits of $689.6 million, an increase of 41% since year-end 2012. "The expansion of our business banking operations continues to be a critical component of our strategic shift in the balance sheet, facilitating growth in low cost core deposits. The opening of our first business banking office in midtown Manhattan during the quarter is another big step forward as we continue to implement this strategic shift," Mr. Redman commented.

Borrowings totaled $4.1 billion at September 30, 2013, a decrease of $264.5 million from December 31, 2012. The decrease in borrowings, coupled with the growth in business banking deposits and decrease in CDs, is a further reflection of our continuing efforts to reposition the mix of liabilities.

Stockholders' equity totaled $1.5 billion, or 9.10% of total assets, at September 30, 2013, an increase of $163.9 million from December 31, 2012, primarily the result of the issuance of preferred stock in the 2013 first quarter. Astoria Federal continues to be designated as well-capitalized with Tier 1 leverage, Tangible, Total risk-based and Tier 1 risk-based capital ratios of 9.61%, 9.61%, 16.87% and 15.61%, respectively, at September 30, 2013.

Asset Quality
Non-performing loans ("NPLs"), including troubled debt restructurings ("TDRs") of $117.1 million, totaled $351.3 million, or 2.19% of total assets, at September 30, 2013 compared to $356.9 million, including TDRs of $109.3 million, or 2.22% of total assets, at June 30, 2013. Included in the $351.3 million of non-performing loans at September 30, 2013 are $87.9 million of loans which are current or less than 90 days past due.

Residential NPLs totaled $318.4 million, of which $244.7 million are 90 days or more delinquent, at September 30, 2013 compared to $334.8 million, of which $262.8 million are 90 days or more delinquent, at June 30, 2013. Of the $244.7 million of residential NPLs delinquent 90 or more days, $213.6 million, or 87%, represent loans which, at 180 days delinquent and annually thereafter were reviewed, and charged-off as needed, to the estimated fair value of the underlying collateral at such time, less estimated selling costs. MF/CRE NPLs totaled $26.4 million and consumer and other NPLs totaled $6.5 million at September 30, 2013 compared to $15.4 million and $6.7 million, respectively, at June 30, 2013.

The following table illustrates a two-year migration trend for loan delinquencies and NPLs:

(in millions)	Delinquent Loans 30-89 Days Past Due	NPLs Less Than 90 Days Past Due	NPLs 90 Days or More Past Due	Total NPLs	Total Delinquent Loans and NPLs
At September 30, 2011	$188.5	$24.9	$355.1	$380.0	$568.5
At September 30, 2012	$186.3	$15.9	$306.3	$322.2	$508.5
At September 30, 2013(1)	$127.1	$87.9	$263.4	$351.3	$478.4

(1)  Non-performing loans at September 30, 2013 include $64.3 million of loans which have been discharged in a Chapter 7 bankruptcy filing which are less than 90 days past due, of which $57.8 million are current.  Such loans are reflected as non-performing pursuant to regulatory guidance issued in 2012.

The table below details, as of September 30, 2013, the ten largest concentrations by state of residential mortgage loans and the respective non-performing loan totals in those states.

($ in millions) State	Total Residential Loans	% of Total Residential Loans	Total Residential NPLs	NPLs as % of State Total
New York	$ 2,455.5	29.6%	$ 51.7	2.11%
Connecticut	$ 860.0	10.4%	$ 36.0	4.19%
Illinois	$ 778.1	9.4%	$ 37.9	4.87%
Massachusetts	$ 690.6	8.3%	$ 13.1	1.90%
New Jersey	$ 600.1	7.2%	$ 60.2	10.03%
Virginia	$ 561.8	6.8%	$ 15.2	2.71%
Maryland	$ 506.8	6.1%	$ 40.6	8.01%
California	$ 501.6	6.0%	$ 26.6	5.30%
Washington	$ 227.3	2.7%	$ 3.2	1.41%
Texas	$ 207.7	2.5%	$ 0.0	0.00%
Top 10 States	$ 7,389.5	89.0%	$284.5	3.85%
All other states (1,2)	$ 909.0	11.0%	$ 33.9	3.73%
Total Residential Loans	$ 8,298.5	100.0%	$318.4 (3)	3.84%
(1)	Includes 25 states and Washington, D.C.
(2)	Includes Florida with $152.8 million total loans, of which $14.2 million are non-performing loans.
(3)	Includes $73.7 million of loans which are current or less than 90 days past due.

Selected Asset Quality Metrics
(at September 30, 2013, except as noted)
($ in millions)	Residential	Multi- Family	CRE		Consumer & Other	Total
Loan portfolio balance	$8,298.5	$3,118.0		$822.8	$244.1(1)	$12,541.5 (2)(6)
Non-performing loans	$318.4 (3,4)	$15.7		$10.7	$6.5	$351.3 (5)
NPLs/total loans	2.54%	0.12%		0.09%	0.05%	2.80%
Net charge-offs 3Q13	$3.0	$0.1	$	---	$0.3	$3.4
Net charge-offs YTD	$13.3	$2.4		$1.8	$1.2	$18.7
(1)	Includes home equity loans of $206.5 million.
(2)	Includes $58.0 million of net unamortized premiums and deferred loan costs.
(3)	Includes $73.7 million of loans which are current or less than 90 days past due.
(4)	Includes $213.6 million of NPLs reviewed, and charged-off as needed, at 180 days delinquent and annually thereafter.
(5)	Includes $87.9 million of loans which are current or less than 90 days past due.
(6)	Does not foot due to rounding.

Included in the $3.0 million of residential loan net charge-offs in the 2013 third quarter are $2.4 million of charge-offs on $15.6 million of NPLs which, at 180 days delinquent and annually thereafter, were reviewed in the 2013 third quarter and charged-off, as needed, to the estimated fair value of the underlying collateral less estimated selling costs. "Although we have seen an increase in the number of loans shifting from NPL status to real estate owned during the quarter, we expect the level of NPLs 90 days or more delinquent will remain somewhat elevated for some time, especially in those states requiring judicial foreclosure. It is important to note that the loss potential remaining on these NPLs has been greatly reduced as a result of our having already reviewed, marked down, and charged-off as necessary, 87% of the residential NPLs 90 days or more delinquent, to their adjusted fair value less estimated selling costs," Mr. Redman noted.

Future Outlook
Commenting on the future outlook, Mr. Redman stated, "While the operating environment continues to be challenging, we are encouraged by the steepening of the yield curve we have witnessed over the last several months and excited about the positive effects we believe it will have. Higher long-term rates should make our residential hybrid ARM products more attractive to borrowers and should lead to a slowing down of residential loan prepayments, signs of which we have begun to see towards the end of the third quarter. As loan prepayments slow, so does the premium amortization expense associated with the loans providing us with yet an additional benefit. We believe these factors should lead to a stabilization of our residential loan portfolio and growth in the total loan portfolio, perhaps as early as the fourth quarter. Our focus continues to be on the strategic shift in the balance sheet through the repositioning of assets and liabilities. We continue to concentrate on growing the MF/CRE loan portfolio, reducing higher cost CDs and increasing low cost core deposits, all of which should continue to positively impact the net interest margin. I continue to be pleased with the strength of our MF/CRE loan closings and pipeline as well as the strong growth in business deposits this year. We look forward to this growth continuing in the future, especially as we add new team members to our business banking operations, as well as strategically located new branches from which to service our customers over the coming months."

Earnings Conference Call October 17, 2013 at 10:00 a.m. (ET)

The Company, as previously announced, indicated that Monte N. Redman, President & CEO will host an earnings conference call Thursday morning, October 17, 2013 at 10:00 a.m. (ET).   The toll-free dial-in number is (877) 709-8150.  A telephone replay will be available on October 17, 2013 from 1:00 p.m. (ET) through midnight Saturday, October 25, 2013 (ET).   The replay number is (877) 660-6853, ID# 421313.  The conference call will also be simultaneously webcast on the Company's website www.astoriafederal.com and archived for one year.

About Astoria Financial Corporation
Astoria Financial Corporation, with assets of $16.0 billion, is the holding company for Astoria Federal Savings and Loan Association. Established in 1888, Astoria Federal, with deposits in New York totaling $10.1 billion, is the second largest thrift depository in New York and embraces its philosophy of "Putting people first" by providing the customers and local communities it serves with quality financial products and services through 85 convenient banking branch locations, one business banking office, and multiple delivery channels, including its enhanced website, www.astoriafederal.com. Astoria Federal commands a significant deposit market share in the attractive Long Island market, which includes Brooklyn, Queens, Nassau, and Suffolk counties with a population exceeding that of 38 individual states. Astoria Federal originates residential mortgage loans through its banking and loan production offices in New York, a broker network in four states, primarily along the East Coast, and through correspondent relationships covering nine states and the District of Columbia. Astoria Federal also originates multi-family and commercial real estate loans, primarily on rent controlled and rent stabilized apartment buildings, located in New York City and the metropolitan area.

Forward Looking Statements
This press release contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by the use of such words as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "outlook," "plan," "potential," "predict," "project," "should," "will," "would," and similar terms and phrases, including references to assumptions.

Forward-looking statements are based on various assumptions and analyses made by us in light of our management's experience and perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following: the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins or affect the value of our investments; changes in deposit flows, loan demand or real estate values may adversely affect our business; changes in accounting principles, policies or guidelines may cause our financial condition to be perceived differently; general economic conditions, either nationally or locally in some or all areas in which we do business, or conditions in the real estate or securities markets or the banking industry may be less favorable than we currently anticipate; legislative or regulatory changes, including the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and any actions regarding foreclosures, may adversely affect our business; enhanced supervision and examination by the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System and the Consumer Financial Protection Bureau; effects of changes in existing U.S. government or government-sponsored mortgage programs; technological changes may be more difficult or expensive than we anticipate; success or consummation of new business initiatives may be more difficult or expensive than we anticipate; or litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may be determined adverse to us or may delay the occurrence or non-occurrence of events longer than we anticipate. We have no obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release.

Tables Follow

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In Thousands, Except Share Data)
	At	At
	September 30,	December 31,
	2013	2012
ASSETS
Cash and due from banks	$137,737	$121,473
Securities available-for-sale	415,750	336,300
Securities held-to-maturity
(fair value of $1,896,771 and $1,725,090, respectively)	1,915,461	1,700,141
Federal Home Loan Bank of New York stock, at cost	153,217	171,194
Loans held-for-sale, net	10,485	76,306
Loans receivable:
Mortgage loans, net	12,296,860	12,958,999
Consumer and other loans, net	244,683	264,973
	12,541,543	13,223,972
Allowance for loan losses	(143,000)	(145,501)
Total loans receivable, net	12,398,543	13,078,471
Mortgage servicing rights, net	10,835	6,947
Accrued interest receivable	39,650	41,688
Premises and equipment, net	113,075	115,632
Goodwill	185,151	185,151
Bank owned life insurance	421,182	418,155
Real estate owned, net	34,983	28,523
Other assets	186,020	216,661

TOTAL ASSETS	$16,022,089	$16,496,642

LIABILITIES
Deposits	$10,060,374	$10,443,958
Federal funds purchased	285,000	-
Reverse repurchase agreements	1,100,000	1,100,000
Federal Home Loan Bank of New York advances	2,476,000	2,897,000
Other borrowings, net	248,028	376,496
Mortgage escrow funds	137,248	113,101
Accrued expenses and other liabilities	257,523	272,098

TOTAL LIABILITIES	14,564,173	15,202,653

STOCKHOLDERS' EQUITY
Preferred stock, $1.00 par value; 5,000,000 shares authorized:
Series C (150,000 shares authorized; and 135,000 and -0- shares issued
and outstanding, respectively)	129,796	-
Common stock, $0.01 par value (200,000,000 shares authorized;
166,494,888 shares issued; and 98,865,122 and 98,419,318 shares
outstanding, respectively)	1,665	1,665
Additional paid-in capital	889,546	884,689
Retained earnings	1,915,736	1,891,022
Treasury stock (67,629,766 and 68,075,570 shares, at cost, respectively)	(1,397,543)	(1,406,755)
Accumulated other comprehensive loss	(80,454)	(73,090)
Unallocated common stock held by ESOP
(226,735 and 967,013 shares, respectively)	(830)	(3,542)

TOTAL STOCKHOLDERS' EQUITY	1,457,916	1,293,989

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$16,022,089	$16,496,642

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Share Data)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Interest income:
Residential mortgage loans	$69,158	$91,490	$222,994	$286,236
Multi-family and commercial real estate mortgage loans	41,450	38,127	120,463	111,088
Consumer and other loans	2,175	2,309	6,611	6,944
Mortgage-backed and other securities	13,247	14,453	36,003	49,445
Repurchase agreements and interest-earning cash accounts	67	182	192	282
Federal Home Loan Bank of New York stock	1,498	1,773	5,147	4,928
Total interest income	127,595	148,334	391,410	458,923
Interest expense:
Deposits	15,156	22,119	48,166	78,479
Borrowings	26,235	40,217	88,107	119,581
Total interest expense	41,391	62,336	136,273	198,060

Net interest income	86,204	85,998	255,137	260,863
Provision for loan losses	2,541	9,500	16,193	29,500
Net interest income after provision for loan losses	83,663	76,498	238,944	231,363
Non-interest income:
Customer service fees	9,550	10,487	27,718	30,480
Other loan fees	598	545	1,588	1,937
Gain on sales of securities	-	-	2,057	2,477
Mortgage banking income, net	1,888	2,015	10,060	5,147
Income from bank owned life insurance	1,972	2,446	6,211	7,073
Other	1,301	1,081	4,535	4,478
Total non-interest income	15,309	16,574	52,169	51,592
Non-interest expense:
General and administrative:
Compensation and benefits	33,879	30,758	99,262	105,060
Occupancy, equipment and systems	17,022	16,758	53,669	49,992
Federal deposit insurance premiums	9,166	12,533	28,359	35,600
Advertising	2,074	1,811	6,225	5,624
Extinguishment of debt	-	1,212	4,266	1,212
Other	10,393	9,571	26,701	29,455
Total non-interest expense	72,534	72,643	218,482	226,943

Income before income tax expense	26,438	20,429	72,631	56,012
Income tax expense	9,514	7,074	26,190	19,837

Net income	16,924	13,355	46,441	36,175

Preferred stock dividends	2,194	-	5,021	-

Net income available to common shareholders	$14,730	$13,355	$41,420	$36,175

Basic earnings per common share	$0.15	$0.14	$0.42	$0.38

Diluted earnings per common share	$0.15	$0.14	$0.42	$0.38

Basic weighted average common shares outstanding	97,199,329	95,555,816	96,967,052	95,303,453
Diluted weighted average common shares outstanding	97,199,329	95,555,816	96,967,052	95,303,453

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

AVERAGE BALANCE SHEETS
(Dollars in Thousands)

	For the Three Months Ended September 30,
		2013			2012
			Average			Average
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
			(Annualized)			(Annualized)
Assets:
Interest-earning assets:
Mortgage loans (1):
Residential	$8,499,231	$69,158	3.25%	$10,495,563	$91,490	3.49%
Multi-family and commercial real estate	3,829,065	41,450	4.33	2,908,993	38,127	5.24
Consumer and other loans (1)	248,529	2,175	3.50	271,309	2,309	3.40
Total loans	12,576,825	112,783	3.59	13,675,865	131,926	3.86
Mortgage-backed and other securities (2)	2,320,896	13,247	2.28	2,290,702	14,453	2.52
Repurchase agreements and
interest-earning cash accounts	87,258	67	0.31	277,319	182	0.26
Federal Home Loan Bank stock	150,504	1,498	3.98	181,792	1,773	3.90
Total interest-earning assets	15,135,483	127,595	3.37	16,425,678	148,334	3.61
Goodwill	185,151			185,151
Other non-interest-earning assets	738,821			806,010
Total assets	$16,059,455			$17,416,839

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Savings	$2,619,798	330	0.05	$2,843,856	710	0.10
Money market	1,864,235	1,179	0.25	1,406,949	2,234	0.64
NOW and demand deposit	2,103,436	172	0.03	1,943,448	228	0.05
Total core deposits	6,587,469	1,681	0.10	6,194,253	3,172	0.20
Certificates of deposit	3,513,212	13,475	1.53	4,428,338	18,947	1.71
Total deposits	10,100,681	15,156	0.60	10,622,591	22,119	0.83
Borrowings	4,100,528	26,235	2.56	5,090,960	40,217	3.16
Total interest-bearing liabilities	14,201,209	41,391	1.17	15,713,551	62,336	1.59
Non-interest-bearing liabilities	409,510			413,756
Total liabilities	14,610,719			16,127,307
Stockholders' equity	1,448,736			1,289,532
Total liabilities and stockholders' equity	$16,059,455			$17,416,839

Net interest income/
net interest rate spread (3)		$86,204	2.20%		$85,998	2.02%
Net interest-earning assets/
net interest margin (4)	$934,274		2.28%	$712,127		2.09%
Ratio of interest-earning assets to
interest-bearing liabilities	1.07x			1.05x

(1) Mortgage loans and consumer and other loans include loans held-for-sale and non-performing loans and exclude the allowance for loan losses.
(2) Securities available-for-sale are included at average amortized cost.
(3) Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(4) Net interest margin represents net interest income divided by average interest-earning assets.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

AVERAGE BALANCE SHEETS
(Dollars in Thousands)

	For the Nine Months Ended September 30,
		2013			2012
			Average			Average
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
			(Annualized)			(Annualized)
Assets:
Interest-earning assets:
Mortgage loans (1):
Residential	$9,007,869	$222,994	3.30%	$10,589,227	$286,236	3.60%
Multi-family and commercial real estate	3,558,759	120,463	4.51	2,631,859	111,088	5.63
Consumer and other loans (1)	256,866	6,611	3.43	275,854	6,944	3.36
Total loans	12,823,494	350,068	3.64	13,496,940	404,268	3.99
Mortgage-backed and other securities (2)	2,190,480	36,003	2.19	2,381,407	49,445	2.77
Repurchase agreements and
interest-earning cash accounts	93,327	192	0.27	160,272	282	0.23
Federal Home Loan Bank stock	154,942	5,147	4.43	159,774	4,928	4.11
Total interest-earning assets	15,262,243	391,410	3.42	16,198,393	458,923	3.78
Goodwill	185,151			185,151
Other non-interest-earning assets	767,235			843,811
Total assets	$16,214,629			$17,227,355

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Savings	$2,705,411	1,011	0.05	$2,825,012	4,084	0.19
Money market	1,786,764	4,409	0.33	1,259,063	6,242	0.66
NOW and demand deposit	2,095,285	518	0.03	1,907,300	814	0.06
Total core deposits	6,587,460	5,938	0.12	5,991,375	11,140	0.25
Certificates of deposit	3,677,032	42,228	1.53	4,896,215	67,339	1.83
Total deposits	10,264,492	48,166	0.63	10,887,590	78,479	0.96
Borrowings	4,113,661	88,107	2.86	4,625,679	119,581	3.45
Total interest-bearing liabilities	14,378,153	136,273	1.26	15,513,269	198,060	1.70
Non-interest-bearing liabilities	436,554			442,512
Total liabilities	14,814,707			15,955,781
Stockholders' equity	1,399,922			1,271,574
Total liabilities and stockholders' equity	$16,214,629			$17,227,355

Net interest income/
net interest rate spread (3)		$255,137	2.16%		$260,863	2.08%
Net interest-earning assets/
net interest margin (4)	$884,090		2.23%	$685,124		2.15%
Ratio of interest-earning assets to
interest-bearing liabilities	1.06x			1.04x

(1) Mortgage loans and consumer and other loans include loans held-for-sale and non-performing loans and exclude the allowance for loan losses.
(2) Securities available-for-sale are included at average amortized cost.
(3) Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(4) Net interest margin represents net interest income divided by average interest-earning assets.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

SELECTED FINANCIAL RATIOS AND OTHER DATA

	For the		At or For the
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Selected Returns and Financial Ratios (annualized)
Return on average common stockholders' equity (1)	4.47%	4.14%	4.22%	3.79%
Return on average tangible common stockholders' equity (1) (2)	5.20	4.84	4.91	4.44
Return on average assets (1)	0.42	0.31	0.38	0.28
General and administrative expense to average assets	1.81	1.67	1.80	1.76
Efficiency ratio (3)	71.45	70.82	71.10	72.63
Net interest rate spread	2.20	2.02	2.16	2.08
Net interest margin	2.28	2.09	2.23	2.15

Asset Quality Data (dollars in thousands)
Non-performing loans (4):
Current			$76,851	$14,031
30-59 days delinquent			7,900	931
60-89 days delinquent			3,147	918
90 days or more delinquent			263,355	306,337
Non-performing loans			351,253	322,217

Real estate owned			34,983	30,825

Non-performing assets			386,236	353,042

Net loan charge-offs	$3,441	$9,130	18,694	38,213

Non-performing loans/total loans			2.80%	2.38%
Non-performing loans/total assets			2.19	1.89
Non-performing assets/total assets			2.41	2.07
Allowance for loan losses/non-performing loans			40.71	46.08
Allowance for loan losses/total loans			1.14	1.09
Net loan charge-offs to average loans outstanding (annualized)	0.11%	0.27%	0.19	0.38

Capital Ratios (Astoria Federal)
Tangible			9.61%	8.86%
Tier 1 leverage			9.61	8.86
Total risk-based			16.87	15.90
Tier 1 risk-based			15.61	14.64

Other Data
Cash dividends paid per common share	$0.04	$0.04	$0.12	$0.21
Book value per common share (5)			13.46	13.33
Tangible book value per common share (6)			11.59	11.43
Tangible common stockholders' equity/tangible assets (2) (7)			7.22%	6.59%
Mortgage loans serviced for others (in thousands)			$1,520,389	$1,472,253
Full time equivalent employees			1,507	1,530

(1)

Returns on average common stockholders' equity and average tangible common stockholders' equity are calculated using net income available to common shareholders. Returns on average assets are calculated using net income.

(2)	Tangible common stockholders' equity represents common stockholders' equity less goodwill.
(3)	Efficiency ratio represents general and administrative expense divided by the sum of net interest income plus non-interest income.
(4)

Non-performing loans at September 30, 2013 include $64.3 million of loans which have been discharged in a Chapter 7 bankruptcy filing which are less than 90 days past due, of which $57.8 million are current, $5.9 million are 30-59 days delinquent and $535,000 are 60-89 days delinquent.  Such loans have been classified as non-performing loans pursuant to regulatory guidance issued in 2012.

(5)	Book value per common share represents common stockholders' equity divided by outstanding common shares, excluding unallocated Employee Stock Ownership Plan, or ESOP, shares.
(6)	Tangible book value per common share represents tangible common stockholders' equity divided by outstanding common shares, excluding unallocated ESOP shares.
(7)	Tangible assets represent assets less goodwill.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

END OF PERIOD BALANCES AND RATES
(Dollars in Thousands)

	At September 30, 2013		At June 30, 2013		At September 30, 2012
		Weighted		Weighted		Weighted
		Average		Average		Average
	Balance	Rate (1)	Balance	Rate (1)	Balance	Rate (1)
Selected interest-earning assets:
Mortgage loans, gross (2):
Residential	$8,053,827	3.54%	$8,364,873	3.61%	$9,944,659	3.80%
Multi-family and commercial real estate	3,914,505	4.09	3,712,193	4.23	2,955,786	4.90
Mortgage-backed and other securities (3)	2,331,211	2.90	2,235,474	2.94	2,278,796	3.33

Interest-bearing liabilities:
Savings	2,562,927	0.05	2,683,039	0.05	2,811,647	0.05
Money market	1,913,607	0.25	1,839,520	0.25	1,438,287	0.53
NOW and demand deposit	2,133,062	0.03	2,135,835	0.03	1,964,636	0.03
Total core deposits	6,609,596	0.10	6,658,394	0.10	6,214,570	0.15
Certificates of deposit	3,450,778	1.52	3,586,938	1.55	4,324,312	1.66
Total deposits	10,060,374	0.59	10,245,332	0.61	10,538,882	0.77
Borrowings, net	4,109,028	2.46	4,021,895	2.64	4,809,366	2.94

(1) Weighted average rates represent stated or coupon interest rates excluding the effect of yield adjustments for premiums, discounts and deferred loan origination fees and costs and the impact of prepayment penalties.
(2) Mortgage loans exclude loans held-for-sale and non-performing loans. However, effective in 2013, non-performing residential mortgage loans which are current or less than 90 days past due are included.
(3) Securities available-for-sale are reported at fair value and securities held-to-maturity are reported at amortized cost.

CONTACT: Theodore S. Ayvas, Vice President, Investor Relations, 516-327-7877, ir@astoriafederal.com